Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors:
Procera  Networks, Inc.
Los Gatos, California

We consent to the incorporation by reference in the registration statements (No. 333-74026, No. 333-52180, No. 333-42892, No. 333-37196, No. 333-102944, No. 333-115373, No. 333-130560) on Form S-8 and (No. 333-115374) on Form S-3 of Procera Networks, Inc. of our reports dated March 24, 2008, with respect to the consolidated balance sheets of Procera Networks, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31,2007 and 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in this December 31, 2007, annual report on Form 10-K of Procera Networks, Inc.

Our report dated March 24, 2008, on management’s assessment of the effectiveness of  financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Procera Networks, Inc. did not maintain sufficient control over the closing process and could not prepare its financial statements, footnotes and 10-K disclosures in a timely fashion, which resulted in last minute changes and could have resulted in material errors to the financial statements.

/s/ PMB Helin Donovan
San Francisco, California
March 24, 2008